FNCB REPORTS CASH DIVIDEND

The Board of Directors of First National Community Bancorp declared a first quarter dividend of 12 cents per share, payable March 21st to shareholders of record on March 12, 2007. The payment represents a 20% increase over the cash dividend paid in the first quarter of last year, after adjusting for the 10% stock dividend paid March 31, 2006. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The company’s subsidiary, First National Community Bank, conducts business from seventeen offices located throughout Lackawanna, Luzerne and Wayne counties.